EXHIBIT 99

Camco Financial Announces Fourth Quarter and 2009 Results

CAMBRIDGE, Ohio, March 1, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the financial holding company for Advantage Bank, announced a loss of $11.8 million or  $1.64 per share for the three months ending December 31, 2009 as compared to a net loss of $15.8 million or $2.20 per share for the same period in 2008.  For the year ended December 31, 2009 the Company reported a loss of $11.2 million or $1.56 per share, as compared to a loss of $15.3 million or $2.14 per share, for the prior year.

The decline in earnings during the fourth quarter reflects current economic conditions and the recognition of losses identified in certain larger impaired commercial real estate relationships. During 2009, the Company significantly increased its credit risk management efforts, addressing many of the loans that were categorized as classified and nonaccrual. These efforts also helped to identify the status of the mentioned loans during the fourth quarter. As a result of our increased focus placed in this area, strategies were developed to either return the loans to performing status or dispose of the loan and end the credit relationship. These decisions resulted in an additional provision of $19.9 million for the three months ended December 31.

"We are not proud of the earning results, but we remain committed to improving the asset quality of our institution, an effort that began this time last year. We understood that the obstacles were many; however we have maintained our focus on improving credit quality issues that have been caused by the economic effects on our customers' ability to pay and the valuations of underlying loan collateral. This focus required us to make tough decisions in charging off loans, acquiring property through foreclosure and identifying those customers that we should work with through these troubled times. Our management team and the 252 employees that support our efforts have done a commendable job focusing on all of our major initiatives," stated Jim Huston, Chief Executive Officer.

Review of Financial Performance

Net Interest Margin:  During the fourth quarter of 2009, the net interest margin increased 13 basis points to 3.20% from 3.07% in the third quarter of 2009, and for the year increased 14 basis points from 2.77% to 2.91% at December 31, 2009 accomplished mainly through the repricing of deposits in the low rate environment and management's aggressive repayment of non-core funding sources, which typically carry a higher funding cost. Earning assets decreased by $26.6 million from third quarter 2009 totals and $152.6 million from December 31, 2008. The decrease in earning assets was primarily related to mortgage refinancing that occurred throughout the year as homeowners took advantage of historically low mortgage rates resulting in prepayments along with normal amortizations, which outpaced loan originations. Additionally, calls and maturities in the investment portfolio also contributed to lower yielding assets along with certain loans that migrated to non accrual and charge off status.

Noninterest Income: For the three months ending December 31, 2009, total noninterest income increased $812,000 or 50.4% to $2.4 million compared to $1.6 million in the third quarter 2009 primarily due to increases in the value of the company's mortgage servicing rights. A nonrecurring fee credit recognized in conjunction with changes to the company's merchant service provider and loan production related fees also contributed to the increase during the fourth quarter. Noninterest income increased significantly during 2009 driven by the one time charge taken to write down the mortgage servicing portfolio in 2008. Absent this activity, the 2009 noninterest income increases were primarily due to increased revenue from subsidiary Camco Title, gains generated on loans sold and mortgage servicing rights recognized on the loans sold.

Noninterest Expense: During the fourth quarter 2009 noninterest expense totaled $7.0 million, compared to $7.2 million for the third quarter 2009. This decrease was due mostly to the partial reversal of accruals associated with Camco's annual incentive award plan and lower medical plan expenses. For the year ended December 31, 2009 noninterest expense was significantly reduced from 2008 when goodwill impairment charges were taken. Other than the goodwill charge, expenses were down across a majority of the noninterest expense categories specifically, employee compensation, which was down $423,000 due to lower staffing and related expenses, along with reductions in advertising and occupancy and equipment. These savings were offset by increased expenses related to the management of the company's real estate owned portfolio in addition to increased FDIC insurance costs.

Balance Sheet: At December 31, 2009 total assets were $846.2 million, a decrease of $154.2 million or 15.4% from year end 2008. Loans receivable decreased $97.6 million or 12.9% as prepayments and amortizations outpaced loan production, along with the chargeoff of uncollectable loans. Cash and cash equivalents decreased $14.1 million or 27.0% and investments decreased $40.7 million or 41.2% during the year as increased liquidity levels were used to reduce certain deposits and borrowings. Specifically, deposits decreased $64.1 million or 8.8% as certain public deposits were reduced and borrowings decreased $74.6 million or 40.6% as the company reduced its reliance on FHLB borrowings. The company will focus on re-placing a portion of these funding sources with core relationship deposits (checking, savings, money market and CD accounts).

Asset Quality: Net charge-offs totaled $16.3 million for the fourth quarter 2009 compared to $3.4 million for the third quarter and $21.4 million for the full year 2009 (including recoveries of $1.4 million) compared to $5.7 million for full year 2008. Total provision for loan losses was $19.9 million for the three months ending December 31, 2009 compared to $11.0 million for the same period last year. Full year provisions totaled $21.8 million compared to $14.8 million in 2008. As previously stated, during the fourth quarter, loss was recognized on certain larger commercial real estate relationships. Subsequent to year end, the Company became aware of a fraudulent commercial loan in our Cincinnati market totaling $2.8 million. Based on accounting standards, the Company was required to evaluate this event for impact on the 2009 financial statements.

Nonperforming assets decreased $18.3 million to $42.5 million, down from $60.8 million during the third quarter. Jim Huston stated, "Our team has placed substantial efforts into re-analyzing our loan portfolios and preventing the worsening of the nonperforming assets during these challenging economic times. As mentioned, at times this required us to improve the overall quality of our portfolios by charging off balances and replacing them with high credit quality new loans. We believe that we have a complete understanding of our most troubled assets and have recognized the inherent loss within those credits. We plan to continue our aggressive efforts to prevent further deterioration in our loan portfolios and workout the existing issues."

About Camco Financial Corporation:

Camco Financial Corporation, Holding Company of Advantage Bank, is a multi-state financial services Holding Company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company's web sites: http://www.camcofinancial.com and http://www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NOTE: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Management uses the non-GAAP measure of net income from core operations in its analysis of the company's performance. This measure, as used by the Company, adjusts net income determined in accordance with GAAP to exclude the effects of special items that are unusual in nature.  Because certain of these items and their impact on the Company's performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of the Company's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited) 12/31/09	(Unaudited) 9/30/09	(Unaudited) 6/30/09	(Unaudited) 3/31/09	(Unaudited) 12/31/08
Assets
Cash and Cash Equivalents	38,153	58,244	82,126	56,008	52,285
Investments	58,063	63,100	78,162	95,506	98,758

Loans Held for Sale	475	2,186	5,370	4,340	2,185

Loans Receivable	675,121	696,931	711,943	739,435	772,388
Allowance for Loan Loss	(16,099)	(12,505)	(15,466)	(15,860)	(15,747)
Loans Receivable, Net	659,022	684,426	696,477	723,575	756,641

Other Assets	90,515	83,466	81,016	87,460	90,577

Total Assets	$846,228	$891,422	$943,151	$966,889	1,000,446

Liabilities
Deposits	659,902	670,391	711,603	720,264	723,956
Borrowed Funds	109,232	133,880	146,436	158,564	183,833
Other Liabilities	16,580	14,552	13,182	15,799	20,957

Total Liabilities	785,714	818,823	871,221	894,627	928,746

Stockholders' Equity	60,514	72,599	71,930	72,262	71,700

Total Liabilities and Stockholders' Equity	$846,228	$891,422	$943,151	$966,889	1,000,446

Stockholders' Equity to Total Assets	7.15%	8.14%	7.63%	7.47%	7.17%

Total Shares Outstanding	7,205,596	7,205,596	7,205,596	7,205,596	7,155,595

Book Value Per Share	$8.40	$10.08	$9.98	$10.03	$10.02
Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	12 Months Ended 12/31/09 (Unaudited)	12 Months Ended 12/31/08 (Unaudited)
Interest Income:
Loans	40,231	50,446
Mortgage-backed securities	2,338	2,740
Investment securities	747	1,629
Interest-bearing deposits and other	1,408	1,968
Total Interest Income	44,724	56,783

Interest Expense:
Deposits	15,349	22,728
Borrowings	5,245	8,246
Total Interest Expense	20,594	30,974
Net Interest Income	24,130	25,809

Provision for Losses on Loans	21,792	14,793
Net Interest Income After Provision for Loan Losses	2,338	11,016

Noninterest Income:
Rent and other	1,693	1,271
Loan servicing fees	1,264	1,308
Service charges and other fees on deposits	2,277	2,387
Gain on sale of loans	1,271	364
Mortgage servicing rights	703	(2,625)
Gain (loss) on sale of investment, mbs & fixed assets	127	3
Income on cash surrender value life insurance	926	1,000
Total noninterest income	8,261	3,708

Noninterest expense:
Employee compensation and benefits	12,453	13,279
Occupancy and equipment	3,247	3,374
Data processing	1,190	1,152
Advertising	525	938
Franchise taxes	1,018	1,202
Other operating	9,680	15,219
Total noninterest expense	28,113	35,164

Loss before provision for income taxes	(17,514)	(20,440)

Provision for income taxes	(6,297)	(5,116)
Reported Net Loss	(11,217)	(15,324)

Loss Per Share:
Basic	($1.56)	($2.14)
Diluted	($1.56)	($2.14)

Basic Weighted Number of Shares Outstanding	7,202,444	7,155,595
Diluted Weighted Number of Shares Outstanding	7,202,444	7,155,595
Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 12/31/09 (Unaudited)	3 Months Ended 9/30/09 (Unaudited)	3 Months Ended 6/30/09 (Unaudited)	3 Months Ended 3/31/09 (Unaudited)	3 Months Ended 12/31/08 (Unaudited)
Interest Income:
Loans	9,670	9,948	10,046	10,567	11,752
Mortgage-backed securities	517	551	606	664	702
Investment securities	88	110	238	311	428
Interest-bearing deposits and other	341	378	344	345	395
Total Interest Income	10,616	10,987	11,234	11,887	13,277

Interest Expense:
Deposits	3,309	3,619	3,948	4,473	5,188
Borrowings	1,085	1,189	1,402	1,569	1,892
Total Interest Expense	4,394	4,808	5,350	6,042	7,080
Net Interest Income	6,222	6,179	5,884	5,845	6,197

Provision for Losses on Loans	19,914	440	790	648	11,031
Net Interest Income After Provision for Loan Losses	(13,692)	5,739	5,094	5,197	(4,834)

Noninterest Income:
Rent and other	419	292	521	461	282
Loan servicing fees	316	316	316	316	325
Service charges and other fees on deposits	593	613	570	501	590
Gain on sale of loans	291	207	404	369	61
Mortgage servicing rights	619	(185)	209	60	(2,740)
Gain (loss) on sale of investment, mbs & fixed assets	(30)	153	4	--	--
Income on CSVL (BOLI)	216	216	238	256	254
Total noninterest income	2,424	1,612	2,262	1,963	(1,228)

Noninterest expense:
Employee compensation and benefits	2,866	3,047	3,064	3,476	3,289
Occupancy and equipment	824	880	761	782	828
Data processing	281	295	307	307	332
Advertising	110	118	125	172	219
Franchise taxes	215	221	314	268	297
Merger / Acquisition	--	--	--	--	171
Other operating	2,672	2,688	2,322	1,998	2,734
Goodwill Impairment	--	--	--	--	6,683
Total noninterest expense	6,968	7,249	6,893	7,003	14,553

Earnings (loss) before provision for income taxes	(18,236)	102	463	157	(20,615)

Provision for income taxes	(6,427)	(253)	461	(78)	(4,852)
Net Earnings (loss)	(11,809)	355	2	235	(15,763)

Earnings (Loss) Per Share:
Basic	($1.64)	$0.05	$0.00	$0.03	($2.20)
Diluted	($1.64)	$0.05	$0.00	$0.03	($2.20)

Basic Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,192,817	7,155,595
Diluted Weighted Number of Shares Outstanding	7,205,595	7,206,474	7,211,674	7,192,817	7,155,595
CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2020